EXHIBIT 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement of RCN Corporation on Form S-1 and the related Prospectus of RCN Corporation for the registration of Common Stock, of our report dated March 13, 1998, except Note 2 as to which the date is May 20, 1998, on our audits of the consolidated financial statements of RCN Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995. We also consent to the reference to our Firm under the caption "Experts".

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania
August 10, 1998